Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DYNEGY INC.

Pursuant to Section 303 of the

Delaware General Corporation Law

Dynegy Inc., a corporation duly organized and validly existing under the General Corporation Law of Delaware (the “DGCL”) hereby certifies as follows:

1.                                       The name of the corporation is Dynegy Inc. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 13, 2006 under the name of Dynegy Acquisition, Inc.

2.                                       The original Certificate of Incorporation was amended and restated in its entirety and filed with the Secretary of State of the State of Delaware on March 30, 2007 (as amended and restated, the “Amended and Restated Certificate of Incorporation”).

3.                                       The Amended and Restated Certificate of Incorporation was amended and restated in its entirety and filed with the Secretary of State of the State of Delaware on May 24, 2010 (as amended and restated, the “Second Amended and Restated Certificate of Incorporation”).  This Third Amended and Restated Certificate of Incorporation restates, integrates and further amends the Second Amended and Restated Certificate of Incorporation.

4.                                       The Corporation and Dynegy Holdings, LLC filed their Joint Chapter 11 Plan of Reorganization for Dynegy Holdings, LLC and Dynegy Inc. [Docket No. 28] on July 12, 2012 and the United States Bankruptcy Court for the Southern District of New York, Poughkeepsie Division and confirmed the plan by entering an order on September 10, 2012. Such order provides for the making and filing of this Third Amended and Restated Certificate of Incorporation.

5.                                       This Third Amended and Restated Certificate of Incorporation, having been duly adopted in accordance with Sections 242 and 245 of the DGCL, amends and restates in its entirety the Second Amended and Restated Certificate of Incorporation.

6.                                       This Third Amended and Restated Certificate of Incorporation shall become effective upon its filing in accordance with the provisions of Section 103 of the DGCL.

As so amended and restated, this Third Amended and Restated Certificate of Incorporation (as amended from time to time, this “Certificate”) reads as follows:

ARTICLE 1

The name of the corporation is Dynegy Inc. (the “Corporation”).

ARTICLE 2

Registered Agent:	The Corporation Trust Company

Registered Office:	Corporation Trust Center
1209 Orange Street
Wilmington, DE 19801
New Castle County

ARTICLE 3

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE 4

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors (the “Board”). In addition to the powers and authority expressly conferred upon them by statute or by this Certificate or the Bylaws (as amended from time to time, the “Bylaws”) of the Corporation, the directors are hereby empowered to amend the Bylaws (subject to the terms thereof) and to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

ARTICLE 5

Section 5.1                                      Authorized Shares

The total number of shares of stock that the Corporation shall have the authority to issue is 440,000,000 shares, consisting of as follows:

Class	Par Value Per Share	Number of Authorized Shares
Common	$0.01	420,000,000
Preferred	$0.01	20,000,000

Section 5.2                                      Preferred Stock

(a)                                  The total number of shares of preferred stock that the Corporation shall have authority to issue is 20,000,000, $0.01 par value per share (the “Preferred Stock”).

(b)                                 Authority is hereby expressly vested in the Board to divide, and to provide for the issue from time to time of, the Preferred Stock in series and to fix and determine as to each such series. Such designations, preferences and relative, participating, optimal or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated or expressed in the resolution or resolutions adopted by the Board providing for the issuance of such class or series, including without limitation:

i.                                          the designation of, and the number of shares to be issuable in, such series;

ii.                                       the rights in respect of dividends for the shares for such series;

iii.                                    the consideration for which, and the terms and conditions on which, such shares may be redeemed;

iv.                                   the amount payable upon each of such shares in the event of involuntary dissolution of the Corporation;

v.                                      the amount payable upon each of such shares in the event of voluntary dissolution of the Corporation;

vi.                                   sinking fund provisions, if any, for the redemption or purchase of such shares (the term “sinking fund,” as used herein, including any analogous fund, however designated);

vii.                                if such shares are to be issued with the privilege of conversion into shares of the Common Stock (as defined in Section 5.3) or other securities, the terms and conditions on which such shares may be so converted; and

viii.                             the voting rights or the grant of special voting rights, provided that the voting rights of such Preferred Stock are no greater in proportion than to the economic interest of such shares.

(c)                                  Additional series of Preferred Stock may be issued pursuant to designation by resolution of the Board and such series may have preferences which are junior to, pari passu with or superior to an outstanding series of Preferred Stock created by designation without any vote of such outstanding series of Preferred Stock unless the designation or terms of the outstanding series of Preferred Stock expressly provide otherwise.

(d)                                 So long as any shares of any series of the Preferred Stock established by resolution of the Board shall be outstanding, such resolution shall not be amended so as to adversely affect any of the preferences or other rights of the holders of the shares of such series of the Preferred Stock without the affirmative vote or the written consent of the holders of at least a majority of the shares of such series of the Preferred Stock outstanding at the time or as of a record date fixed by the Board, but such resolution may be so amended with such vote or consent.

Section 5.3                                      Common Stock

(a)                                  The total number of shares of common stock that the Corporation shall have authority to issue is 420,000,000 shares, $0.01 par value per share (the “Common Stock”).

(b)                                 Except as contemplated by this Section 5.3, each outstanding share of Common Stock shall entitle the holder thereof to one vote (and not more than one vote) on each matter submitted to a vote at a meeting of holders of Common Stock.

(c)                                  Dividends.  Subject to the rights of the holders of Preferred Stock of any series that may be issued from time to time, and any other provisions of this Certificate, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation or property of the Corporation as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

(d)                                 Voting.

i.                                          Except as may be otherwise required by law or by this Section 5.3(d), the holders of Common Stock shall vote on every matter coming before any meeting of the stockholders or otherwise to be acted upon by the stockholders, subject to any voting rights which may be granted to holders of any other class or series of Preferred Stock.

ii.                                       The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of all of the members of the Board at such time. Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of Common Stock shall vote for the directors of the Corporation (the “Directors”), excluding directors whom the holders of the Corporation’s outstanding Preferred Stock have rights to elect, if any.

iii.                                    At any meeting having as a purpose the election of Directors by holders of the Common Stock, the presence, in person or by proxy, of the holders of a majority of the voting power of shares of capital stock then outstanding shall be required and be sufficient to constitute a quorum for the election of any Director by such holders. Each Director shall be elected by the vote required under the DGCL. At any such meeting or adjournment thereof, in the absence of a quorum, the holders of a majority of the voting power present in person or by proxy shall have power to adjourn the meeting for the election of Directors which they are entitled to elect, from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum is present unless otherwise required by law.

iv.                                   Any vacancy in the office of Director shall be filled by the remaining Directors, unless such vacancy occurred because of the removal (with or without cause) of a director, in which event such vacancy shall be filled by the affirmative vote of the holders of a majority of the outstanding shares of capital stock. Any director elected by the holders of the Common Stock may be removed without cause by a vote of the majority of the holders of Common Stock. Any Director elected to fill a vacancy shall serve the same remaining term as that of his or her predecessor, subject, however, to prior death, resignation, retirement, disqualification, or removal from office.

(e)                                  Except as may otherwise be required by law and for the equitable rights and remedies which may otherwise be available to holders of Common Stock, the shares of Common Stock shall not have any designations, preferences, limitations or relative rights, other than those specifically set forth in this Certificate.

(f)                                    The headings of the various subdivisions of this Section 5.3 are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Section 5.3.

Section 5.4                                      Restriction on Issuance of Non-Voting Equity Securities

Notwithstanding anything herein to the contrary, the Corporation shall not issue any class of non-voting equity securities unless and solely to the extent permitted by Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) as in effect on the date of the filing of this Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, provided that the foregoing restriction (a) will have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) will only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

ARTICLE 6

Section 6.1                                      Limitation of Liability; Right to Indemnification.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director or the Corporation shall be eliminated or limited to the full extent permitted under the DGCL, as so amended. Any repeal or modification of this Section 6.1 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

The Corporation shall, to the fullest extent permitted by law, indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, ERISA excise taxes and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to be the best interests of the Corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to be the best interests of the Corporation, or, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 6.2                                      Suit by Corporation or Stockholder

The Corporation shall, to the fullest extent permitted by law, indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to the best interests of the Corporation, and except that no indemnification shall be made with respect to any claim, issue or matter as to which such person has been finally adjudged to have been liable to the Corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

Section 6.3                                      Director Discretion

Any indemnification under Sections 6.1 and 6.2 (unless ordered by a court) shall be made only as authorized in the specific case, upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Sections 6.1 and 6.2. Such determination shall be made with respect to a person who is a director or officer of the Corporation at the time of such determination: (a) by the Board by a majority vote of directors who are not parties to such action, suit or proceeding even though less than a quorum, (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders. In any event, to the extent that a present or former director or officer of the Corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in Sections 6.1 and 6.2 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including reasonable attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 6.4                                      Advancement of Expenses

(a)                                  Reasonable expenses incurred in defending a civil, criminal action, administrative or investigative action, suit or proceeding shall, to the fullest extent not prohibited by law, be paid by the Corporation in advance of the final deposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay such amount, if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article 6 or otherwise.

(b)                                 The Board may, by separate resolution adopted under and referring to this Article 6, provide for securing the payment of authorized advances by the creation of escrow accounts, the establishment of letters of credit or such other means as the board deems appropriate and with such restrictions, limitations and qualifications with respect thereto as the Board deems appropriate in the circumstances.

Section 6.5                                      Non-Exclusivity of Rights and Contractual Nature

(a)                                  The indemnification and advancement of expenses provided by or granted under other subsections of this Article 6 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

(b)                                 The provisions of this Article 6 shall be deemed to be a contract between the Corporation and each director and officer who serves in such capacity at any time while this Article 6 is in effect and any indemnification provided under Article 6 to a person shall continue after such person ceases to be an officer or director of the Corporation as to all facts, circumstances and events occurring while such person was such officer or director and shall not be decreased or diminished in scope without such person’s consent, regardless of the repeal or modification of this Article 6 or any repeal or modification of Section 145 (or any successor statute) of the DGCL or any other applicable law. If the scope of indemnity provided by this Article 6 or any replacement article, or pursuant to the DGCL or any modification or replacement thereof is increased, then such person shall be entitled to such increased indemnification as is in existence at the time indemnity is provided to such person, it being the intent, subject to Section 6.11, to indemnify persons under this Article 6 to the fullest extent permitted by law.

Section 6.6                                      Insurance

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Certificate or applicable law.

Section 6.7                                      Right of Claimant to Bring Suit

Subject to Section 6.10, if a claim under this Certificate is not promptly paid by the Corporation after a written claim has been received by the Corporation or if expenses pursuant to Section 6.4 have not been promptly advanced after a written request for such advancement accompanied by the statement and undertaking required by Section 6.4 has been received by the Corporation, the director or officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or the advancement of expenses. If successful, in whole or in part, in such suit, such director or officer shall also be entitled to be paid the reasonable expense thereof, including attorneys’ fees. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the Corporation) that the director or officer has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the director or officer for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination, if required, prior to the commencement of such action that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct required under the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the director or officer had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the director or officer had not met the applicable standard of conduct.

Section 6.8                                      Definition of “Corporation”

For this Article 6, references to the “Corporation” shall include, in addition to the surviving corporation, any merging corporation (including any corporation having merged with a merging corporation) absorbed in a merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers and employees or agents, so that any person who was a director or officer of such merging corporation, or was serving at the request of such merging corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Certificate with respect to the surviving corporation as such person would have with respect to such merging corporation if its separate existence had continued.

Section 6.9                                      Employee Benefit Plans

For this Article 6, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and references to “officers” shall include elected and appointed officers. A person who acted in good faith and in a manner such person reasonably believed to be in the best interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” as referred to in this Certificate.

Section 6.10                            Reimbursement

Anything herein to the contrary notwithstanding, if the Corporation purchases insurance in accordance with Section 6.6, the Corporation shall not be required to, but may (if the Board so determines in accordance with this Section 6.10) reimburse any party instituting any action, suit or proceeding if a result of the institution thereof is the denial of or limitation of payment of losses under such insurance when such losses would have been paid thereunder if a non-insured third party had instituted such action, suit or proceeding.

Section 6.11                                Severability

If any portion of this Certificate shall be invalidated or held to be unenforceable on any ground by any court of competent jurisdiction, the decision of which shall not have been reversed on appeal, such invalidity or unenforceability shall not affect the other provisions hereof, and this Certificate shall be construed in all respects as if such invalid or unenforceable provisions had been omitted therefrom.

ARTICLE 7

The Corporation elects not to be governed by Section 203 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being an authorized officer of the Corporation, has executed this Certificate as of 1st day of October, 2012.

DYNEGY INC.

By:	/s/ Catherine B. Callaway
Name: Catherine B. Callaway
Title: EVP, General Counsel & Chief Compliance Officer